 Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”), dated as of June 3, 2019, is entered into by and among:

(i)
Fusion Connect, Inc. (“Fusion”) and its direct and indirect U.S. subsidiaries (each, a “Company Party” and collectively, including Fusion, the “Company Parties”); and

(ii)
each undersigned First Lien Lender (as defined herein, and, together with their respective successors and permitted assigns and any subsequent First Lien Lender that becomes a party hereto in accordance with the terms hereof, the “Consenting First Lien Lenders”).

Each Company Party, each Consenting First Lien Lender, and any subsequent Person that becomes a party hereto in accordance with the terms hereof are referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Parties have agreed to the Restructuring Transactions (as defined herein) consistent with the terms and subject to the conditions set forth herein, including in the Term Sheet (as defined herein), which are the product of arms’-length, good faith discussions between the Parties and their respective professionals;

WHEREAS, as of the date hereof, the Consenting First Lien Lenders in the aggregate hold, or act as the nominee, investment adviser, sub-adviser, or investment manager to entities that (x) hold, as of the date hereof, in excess of 66 2/3% of the aggregate outstanding principal amount of the First Lien Loans (as defined herein) and (y) constitute the Requisite Lenders (as defined in the Credit Agreement);

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement and in the Term Sheet.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.
Certain Definitions.

Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the restructuring term sheet attached hereto as Exhibit A (together with all schedules, exhibits, and annexes attached thereto, and as may be modified in accordance with Section 9 hereof, the “Term Sheet”).

As used in this Agreement, the following terms have the following meanings:

(a) “Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent under the Credit Agreement, and its successors and assigns.

(b) “Alternative Transaction” means any plan, dissolution, winding up, liquidation, sale or disposition, reorganization, merger or restructuring of the Company Parties or their assets other than the Restructuring Transactions, as set forth in the Term Sheet.

(c) “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

(d) “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases.

(e) “Bidding Procedures” means the procedures governing the auction and Sale Process in the form attached to the Term Sheet as Schedule 3.

(f) “Bidding Procedures Motion” means a motion filed by the Debtors with the Bankruptcy Court for entry of the Bidding Procedures Order.

(g) “Bidding Procedures Order” means an order (i) approving the Bidding Procedures, (ii) setting dates for the submission of bids and the auction (if any) in accordance with the Bidding Procedures, and (iii) granting related relief.

(h) “Claim” has the meaning set forth in the Bankruptcy Code.

(i) “Commencement Date” means the date that the Debtors commence the Chapter 11 Cases.

(j) “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan.

(k)  “Credit Agreement” means that certain First Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof), by and among Fusion, as the borrower, certain subsidiaries of Fusion, as guarantors, the Administrative Agent, and the lenders party thereto.

(l) “Definitive Documents” means the documents (including any related orders, agreements, instruments, schedules or exhibits) that are contemplated by the Term Sheet and that are otherwise necessary or desirable to implement, or otherwise relate to the Restructuring Transactions, including, without limitation: (i) the Plan; (ii) the Bidding Procedures; (iii) the Bidding Procedures Motion; (iv) the Bidding Procedures Order; (v) the Disclosure Statement; (vi) the Disclosure Statement Motion; (vii) the Disclosure Statement Order; (viii) the Plan Solicitation Materials; (ix) the Confirmation Order; (x) the motion seeking approval by the Bankruptcy Court of the DIP Facility and the DIP Orders (including any declarations or affidavits submitted in support thereof) (the “DIP Motion”); (xi) the interim and final orders of the Bankruptcy Court approving the DIP Motion (the “Interim DIP Order” and the “Final DIP Order,” respectively), (xii) those motions and proposed orders that the Company Parties file on or after the Commencement Date and seek to have heard on an expedited basis at the “First Day Hearing”, including for the avoidance of doubt, the first day declaration (the “First Day Pleadings”); (xiii) those motions and proposed court orders that the Company Parties file and seek to have heard at the “Second Day Hearing”, including final orders in respect of those First Day Pleadings where only interim relief is provided at the “First Day Hearing” (the “Second Day Pleadings”); (xiv) all documents or agreements relating to the Sale Transaction,; (xv) the New Exit Credit Agreement and material documents related thereto; (xvi) the New First Lien Term Loan Credit Agreement and material documents related thereto; (xvii) the Plan Supplement; (xviii) the organizational documents and all other governing documents and agreements of the reorganized Company Parties, as applicable, including any stockholders’ agreement and/or a registration rights agreement, in each case, with respect to the equity interests in Reorganized FCI; and (xix) any other material (with materiality determined in the reasonable discretion of the Requisite First Lien Lenders’ advisors, in consultation with the Debtors’ advisors) agreements, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court related to the Restructuring Transactions. Each of the Definitive Documents shall contain terms and conditions consistent with this Agreement and the Term Sheet, and shall otherwise be reasonably acceptable to the Required Parties, including with respect to any modifications, amendments, or supplements to such Definitive Documents at any time during the RSA Support Period; provided, that the terms of the Plan, the Plan Supplement, the Plan Solicitation Materials, the Disclosure Statement, the Disclosure Statement Motion, the Disclosure Statement Order, the Confirmation Order, the Bidding Procedures, the Bidding Procedures Order, the DIP Credit Agreement, the DIP Motion, and the DIP Orders shall be acceptable to the Requisite First Lien Lenders.

(m) “DIP Backstop Commitment” has the meaning set forth in Section 4(e) of this Agreement.

(n) “DIP Backstop Party” has the meaning set forth in Section 4(e) of this Agreement.

(o) “DIP Commitment” has the meaning set forth in Section 4(e) of this Agreement.

(p) “DIP Commitment Party” has the meaning set forth in Section 4(e) of this Agreement.

(q) “DIP Credit Agreement” means the credit agreement evidencing the DIP Facility.

(r) “DIP Facility” means the debtor-in-possession term loan facility to be provided to the Company Parties consistent with the terms set forth in the DIP Term Sheet and in accordance with the terms, and subject in all respects to the conditions, as set forth in the DIP Credit Agreement and pursuant to the terms and conditions of the DIP Orders.

(s) “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

(t) “DIP Term Sheet” means the term sheet setting forth the material terms of the DIP Facility attached to the Term Sheet as Schedule 1.

(u) “Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto.

(v) “Disclosure Statement Motion” means the motion seeking approval of the Disclosure Statement.

(w) “Disclosure Statement Order” means an order of the Bankruptcy Court approving the Disclosure Statement, the Plan Solicitation Materials, and the solicitation of the Plan.

(x)  “FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission.

(y) “FCC Applications” means collectively, each application, petition, or other request filed with the FCC in connection with the Restructuring Transactions.

(z) “FCC Approval” means the FCC’s grant of the FCC Applications, which grant shall have become a FCC Final Order, subject to the right of the Requisite First Lien Lenders to waive the requirement that such grant shall have become a FCC Final Order.

(aa) “FCC Final Order” means an FCC action or decision as soon as (i) the time has passed within which any related petition for reconsideration or application for review (including any related requests for stay) must be filed and no such petition or application has been filed, (ii) if any related initial petition for reconsideration or application for review has been filed (including any related requests for stay), the FCC (including through delegated authority) has made a disposition of such filing(s) that does not overturn or nullify the original action or decision, and (iii) the deadline for filing any appeal that may be designated by statute or rule has passed, and no appeal is pending or in effect.

(bb) “FCC Pro Forma Applications” means, collectively, each application, petition or other request required to be filed with the FCC as a result of the Company Parties’ commencement of the Chapter 11 Cases.

(cc) “First Lien Lender” means any Lender under the Credit Agreement, each in its capacity as such.

(dd) “First Lien Loan” means any outstanding loan issued and other credit extended under the Credit Agreement.

(ee) “Forbearance Agreement” means that certain forbearance agreement, dated as of April 15, 2019 (as amended, modified, or otherwise supplemented from time to time) among Fusion, as borrower, the other Company Parties as guarantors, and the Forbearing Lenders (as defined in the Forbearance Agreement).

(ff) “Governmental Authority” means any federal, state, local or other governmental regulatory authority having jurisdiction over the Company Parties, including, without limitation, state public service and public utility commissions.

(gg) “Governmental Approval” means the approval of any Governmental Authority having jurisdiction over the Company Parties required in connection with the Restructuring Transactions.

(hh) “Individual Support Period” means, as to a Consenting First Lien Lender, the period commencing on the later of (x) Support Effective Date and (y) the date upon which such Consenting First Lien Lender became a Party to this Agreement, and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 5, (ii) the date on which this Agreement is terminated with respect to such Consenting First Lien Lender in accordance with Section 5, (iii) the date on which such Consenting First Lien Lender becomes a Non-Consenting First Lien Lender (as defined herein) in accordance with Section 9, and (iv) the Plan Effective Date.

(ii) “New First Lien Term Loan Term Sheet” means the term sheet setting forth the material terms of the New First Lien Term Loan attached to the Term Sheet as Schedule 2.

(jj) “Outside Commencement Date” means June 3, 2019.

(kk)  “Person” means any “person” as defined in section 101(41) of the Bankruptcy Code, including, without limitation, any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

(ll) “Plan” means a chapter 11 plan of reorganization implementing the Restructuring Transactions.

(mm) “Plan Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be.

(nn) “Plan Solicitation Materials” means the ballots and other related materials to be distributed in connection with the solicitation of acceptances of the Plan.

(oo) “Plan Supplement” means the supplement to the Plan comprised of documents, forms of documents, schedules, and/or exhibits to be filed by the Company Parties with the Bankruptcy Court.

(pp) “Required Parties” means each of (i) Fusion and (ii) the Requisite First Lien Lenders.

(qq) “Requisite DIP Commitment Parties” means, as of the date of determination, DIP Commitment Parties holding at least a majority in aggregate principal amount of the DIP Commitments held by the DIP Commitment Parties as of such date.

(rr) “Requisite First Lien Lenders” means, as of the date of determination, Consenting First Lien Lenders holding at least a majority in aggregate principal amount outstanding of the First Lien Loans held by the Consenting First Lien Lenders as of such date.

(ss) “Restructuring Transactions” means all acts, events, and transactions contemplated by, required for, and taken to implement the Restructuring pursuant to the Definitive Documents, and this Agreement, each in the singular and collectively, as applicable.

(tt) “RSA Support Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 5 and (ii) the Plan Effective Date.

(uu)  “SEC” means the Securities and Exchange Commission.

(vv) “Securities Act” means the Securities Act of 1933, as amended.

(ww) “Support Effective Date” means the date on which the counterpart signature pages to this Agreement have been executed and delivered by the Company Parties and Consenting First Lien Lenders (i) holding at least 66 2/3% in aggregate principal amount outstanding of the First Lien Loans and (ii) representing the Requisite First Lien Lenders.

2.
Term Sheet.

The Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheet, including the schedules, annexes and exhibits thereto, sets forth certain material terms and conditions of the Restructuring Transactions. Notwithstanding anything else in this Agreement to the contrary, in the event of any inconsistency between this Agreement and the Term Sheet (including the attachments thereto, as applicable), the Term Sheet (including the attachments thereto, as applicable) shall control.

3.
Agreements of the Consenting First Lien Lenders.

(a) Agreement to Support. During the Individual Support Period with respect to such Consenting First Lien Lender, subject to the terms and conditions hereof, each of the Consenting First Lien Lenders agrees, severally and not jointly, that it shall:

(i) use its commercially reasonable efforts to support the Restructuring and the Restructuring Transactions, to act in good faith and to take any and all reasonable actions necessary to consummate the Restructuring and the Restructuring Transactions, in a manner consistent with this Agreement;

(ii) not direct the Administrative Agent to take any action inconsistent with the Consenting First Lien Lenders’ obligations under this Agreement, and, if the Administrative Agent takes any action inconsistent with the Consenting First Lien Lenders’ obligations under this Agreement, the Consenting First Lien Lenders shall direct and use their commercially reasonable efforts to cause the Administrative Agent to cease, withdraw, and refrain from taking any such action;

(iii) timely vote (pursuant to the Plan) or cause to be voted all of its Claims (including on account of any claims other than those relating to the Credit Agreement, owned or controlled by such Consenting First Lien Lender) to accept the Plan by delivering its duly executed and completed ballot or ballots, as applicable, accepting the Plan on a timely basis following commencement of the solicitation of acceptances of the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code;

(iv) negotiate in good faith with the Company Parties the forms of the Definitive Documents and, subject to the consent thresholds specified herein, execute the Definitive Documents (to the extent such Consenting First Lien Lender is a party thereto);

(v) not change or withdraw its votes to accept the Plan (or cause or direct such vote to be changed or withdrawn); provided, however, that such vote shall, without any further action by the applicable Consenting First Lien Lender, be deemed automatically revoked (and, upon such revocation, deemed void ab initio) by the applicable Consenting First Lien Lender at any time following the expiration of the Individual Support Period with respect to such Consenting First Lien Lender;

(vi) other than in respect of any such rights preserved under Section 3(d) below, not directly or indirectly, through any Person, take any action, including initiating (or encouraging any other Person to initiate) any legal proceeding, that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Restructuring or Restructuring Transactions, including the approval of the DIP Motion, the entry of the DIP Orders, the approval of the Bidding Procedures Motion, the entry of the Bidding Procedures Order, the approval of the Disclosure Statement, or the solicitation of votes on, and confirmation of, the Plan;

(vii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(viii) use its commercially reasonable efforts to obtain any and all required regulatory and third-party approvals for such Consenting First Lien Lender to consummate the Restructuring Transactions and to support the Company Parties in connection with the same;

(ix) support and take all reasonable actions necessary or reasonably requested by the Company Parties to confirm such Consenting First Lien Lender’s support for the Bankruptcy Court’s approval of the Plan and Disclosure Statement, the solicitation of votes on the Plan by the Company Parties, and the confirmation and consummation of the Plan and the Restructuring Transactions; and

(x) prior to the Commencement Date, (A) agree not, and not request or direct the Administrative Agent to, (x) accelerate all of the First Lien Loans and the Obligations (as defined in the Credit Agreement) related thereto or (y) exercise any other rights or remedies available to the Administrative Agent or to such Consenting First Lien Lender pursuant to Section 8.1 of the Credit Agreement or Section 5.01 of the Pledge and Security Agreement (as defined in the Credit Agreement) forbear and (B) direct the Administrative Agent to abstain from taking any of the actions described in clause (A) above.

(b) Transfers.

(i) Each Consenting First Lien Lender agrees that, for the duration of the Individual Support Period, with respect to such Consenting First Lien Lender, it shall not sell, transfer, loan, issue, participate, pledge, hypothecate, assign or otherwise dispose of (other than ordinary course pledges or swaps) (each, a “Transfer”), directly or indirectly, in whole or in part, any of its Claims, including any beneficial ownership in any such Claims,1 or any option thereon or any right or interest therein, unless the transferee thereof either (A) is a Consenting First Lien Lender (with respect to a Transfer by a Consenting First Lien Lender) or (B) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting First Lien Lender and to be bound by all of the terms of this Agreement applicable to Consenting First Lien Lenders (including with respect to any and all Claims it already may hold against or in the Company Parties prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”), which shall include making the representations and warranties of the Consenting First Lien Lenders set forth in Section 7 of this Agreement to each other Party to this Agreement, and delivering an executed copy thereof within two (2) business days of such execution, to (1) Weil, Gotshal and Manges LLP (“Weil”), as counsel to the Company Parties and (2) Davis Polk & Wardwell LLP (“Davis Polk”), as counsel to the Ad Hoc First Lien Lender Group, in which event (x) the transferee shall be deemed to be a Consenting First Lien Lender hereunder to the extent of such Transferred Claims and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of and solely with respect to such transferred Claims (but not with respect to any other Claims or equity interests acquired or held by such transferor) (such Transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Each Consenting First Lien Lender agrees that any Transfer of any Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company Parties and each other Consenting First Lien Lender shall have the right to enforce the voiding of such Transfer.

(ii) Notwithstanding anything to the contrary herein, (A) a Qualified Marketmaker2 that acquires any Claims subject to this Agreement held by a Consenting First Lien Lender with the purpose and intent of acting as a Qualified Marketmaker for such Claims, shall not be required to become a party to this Agreement as a Consenting First Lien Lender, if such Qualified Marketmaker Transfers such Claims (by purchase, sale, assignment, or other similar means) within the earlier of ten (10) business days of its acquisition and the plan voting deadline to a Permitted Transferee and the Transfer otherwise is a Permitted Transfer; provided, that a Qualified Marketmaker’s failure to comply with this Section 3(b) shall result in the Transfer of such Claims to such Qualified Marketmaker being deemed void ab initio, and (B) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Claims that it acquires from a holder of Claims that is not a Consenting First Lien Lender to a transferee that is not a Consenting First Lien Lender at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

(iii) This Section 3(b) shall not impose any obligation on the Company Parties to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting First Lien Lender to Transfer any Claims. Notwithstanding anything to the contrary herein, to the extent the Company Parties and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms.

(c) Additional Claims. This Agreement shall in no way be construed to preclude a Consenting First Lien Lenders from acquiring additional Claims; provided that, to the extent any Consenting First Lien Lender (i) acquires additional Claims, (ii) holds or acquires any other claims against the Company Parties entitled to vote on the Plan or (iii) holds or acquires any equity interests in the Company Parties entitled to vote on the Plan, then, in each case, each such Consenting First Lien Lender shall promptly notify Weil and Davis Polk, and each such Consenting First Lien Lender agrees that all such Claims and/or equity interests shall be subject to this Agreement, and agrees that, for the duration of the Individual Support Period with respect to such Consenting First Lien Lender and subject to the terms of this Agreement, it shall vote in favor of the Plan (or cause to be voted) any such additional Claims and/or equity interests entitled to vote on the Plan (to the extent still held by it on or on its behalf at the time of such vote), in a manner consistent with Section 3(a) hereof. For the avoidance of doubt, any obligation to vote for the Plan or any other plan of reorganization shall be subject to sections 1125 and 1126 of the Bankruptcy Code.

(d) Preservation of Rights. Notwithstanding the foregoing, nothing in this Agreement, and neither a vote to accept the Plan by any Consenting First Lien Lender, nor the acceptance of the Plan by any Consenting First Lien Lender, shall: (i) be construed to limit consent and approval rights provided in this Agreement, the Term Sheet, and the Definitive Documents; (ii) be construed to prohibit any Consenting First Lien Lender from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (iii) limit the rights of any Consenting First Lien Lender under any applicable bankruptcy, insolvency, foreclosure or similar proceeding, or be construed to prohibit any Consenting First Lien Lender from appearing as a party-in-interest in any matter to be adjudicated in or arising in connection with the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or such Consenting First Lien Lenders’ obligations hereunder; (iv) limit the ability of any Consenting First Lien Lender to purchase, sell, or enter into any transaction in connection with its Claims, in compliance with the terms hereof and applicable law; (v) constitute a waiver or amendment of any provision of the Credit Agreement, the Collateral Documents (as defined in the Credit Agreement) or any related documents or any other documents or agreements that give rise to a Consenting First Lien Lender’s Claims; (vi) bar any Consenting First Lien Lender or the Administrative Agent on behalf of the Consenting First Lien Lenders from filing a proof of claim with the Bankruptcy Court, or taking action to establish the amount of such claim; or (vii) limit the ability of any Consenting First Lien Lender to assert any rights, claims, or defenses under the Credit Agreement, the Collateral Documents (as defined in the Credit Agreement), and any related documents or any other documents or agreements that give rise to a Consenting First Lien Lender’s Claims, to the extent the assertion of such rights, claims, or defenses are not inconsistent with this Agreement or such Consenting First Lien Lenders’ obligations hereunder.

(e) Subject to Section 5 of this Agreement, each Consenting First Lien Lender party hereto as of the date of this Agreement that is set forth on Schedule 1 hereto (such Consenting First Lien Lender, a “DIP Backstop Party”) commits, severally and not jointly, to provide its share of the DIP Facility as set forth on Schedule 1 hereto on the terms and conditions substantially as set forth in the DIP Term Sheet and otherwise subject to relevant Definitive Documents (such commitment, the “DIP Backstop Commitment”), provided, that any Consenting First Lien Lender that executes a Joinder to this Agreement by June 10, 2019 (the “DIP Election Date”) may, by making the appropriate election on such Joinder, commit, severally and not jointly, to provide a share of the DIP Facility in an amount not greater than the pro rata percentage of First Lien Loans held by such Consenting First Lien Lender as of June 3, 2019 (such date, the “DIP Commitment Record Date” and such commitment, a “DIP Commitment”), and otherwise on the terms and conditions agreed to by the DIP Backstop Parties in the DIP Term Sheet and the DIP Credit Agreement, as applicable (any Consenting First Lien Lender that elects to make such commitment, together with any DIP Backstop Party, a “DIP Commitment Party”). Not less than one (1) calendar day after the DIP Election Date, each DIP Backstop Party’s DIP Backstop Commitment shall be automatically reduced, pro rata, by the amount of such additional commitments of the Consenting First Lien Lenders, to reflect the share of the DIP Facility to be provided by all DIP Commitment Parties and this Agreement and Schedule 1 hereto shall automatically be deemed amended to reflect such reduction; provided, further, that upon a termination of this Agreement in accordance with the provisions hereof prior to the funding of the DIP Facility, all DIP Backstop Commitments and DIP Commitments shall terminate. The amount of a DIP Commitment Party Party’s share of the DIP Facility shall be reduced, on a dollar-for-dollar basis, by the amount of Super Senior Loans held by such DIP Commitment Party on the DIP Commitment Record Date.

4.
Agreements of the Company Parties.

(a) Covenants. Each Company Party agrees that, for the duration of the RSA Support Period, such Company Party shall:

(i) (A) support and use commercially reasonable efforts to consummate and complete the Restructuring Transactions, and all transactions contemplated under this Agreement (including, without limitation, those described in the Term Sheet, and, once filed, the Plan) including, without limitation, (1) take any and all reasonably necessary actions in furtherance of the Restructuring Transactions, and the transactions contemplated under this Agreement, including, without limitation, as set forth in the Term Sheet (including with respect to an exit facility), and, once filed, the Plan, (2) commence the Chapter 11 Cases on or before the Outside Commencement Date and complete and file, within the timeframes contemplated herein, the Plan, the Disclosure Statement, and the other Definitive Documents, (3) use commercially reasonable efforts to obtain orders of the Bankruptcy Court approving the DIP Credit Agreement, the Bidding Procedures Motion, and the Disclosure Statement and confirming the Plan within the timeframes contemplated by this Agreement; and (4) prosecute and defend any objections or appeals relating to the DIP Orders, the Disclosure Statement Order, the Confirmation Order, and/or the Restructuring Transactions; and (B) not take any action that is inconsistent with, or to alter, delay, impede, or interfere with, approval of the DIP Orders, the Bidding Procedures Order, or the Disclosure Statement, confirmation of the Plan, or consummation of the Plan and the Restructuring Transactions, in the case of each of clauses (A) and (B) to the extent consistent with, upon the advice of counsel, the fiduciary duties of the boards of directors of the Company;

(ii) if the Company Parties receive an unsolicited bona fide proposal or expression of interest in undertaking an Alternative Transaction that the boards of directors, members, or managers (as applicable) of the Company Parties, determine in their good-faith judgment provides a higher or better economic recovery to the Company Parties’ stakeholders than that set forth in this Agreement and such Alternative Transaction is from a proponent that the boards of directors, members, or managers (as applicable) of the Company Parties have reasonably determined is capable of timely consummating such Alternative Transaction, the Company Parties will, within 24 hours of the receipt of such proposal or expression of interest, notify Davis Polk and Greenhill (as defined herein) of the receipt thereof, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved;

(iii) provide draft copies of all material motions or applications and other documents (including the Plan, the Disclosure Statement, the ballots and other solicitation materials in respect of the Plan, and the Confirmation Order) the Debtors intend to file with the Bankruptcy Court to Davis Polk, if reasonably practical, at least three (3) business days prior to the date when the Company Parties intend to file any such pleading or other document (provided that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement, the Confirmation Order or the DIP Orders) at least three (3) business days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(iv) file the First Day Pleadings reasonably determined by the Debtors, in form and substance reasonably acceptable to the Requisite First Lien Lenders, to be necessary, and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Debtors and the Requisite First Lien Lenders, from the Bankruptcy Court approving the relief requested in the First Day Pleadings;

(v) not seek to amend or modify, or file a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is inconsistent with this Agreement;

(vi) not file or seek authority to file any pleading inconsistent with the Restructuring Transactions or the terms of this Agreement; provided, that if a Company Party receives written notice from any Consenting First Lender regarding a breach of this Section 4(a)(vi), the Company Parties shall have two (2) business days after the receipt of such written notice to cure such breach;

(vii) not, nor encourage any other person or entity to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance, confirmation, or consummation of the Plan or implementation of the Restructuring Transactions;

(viii) (x) not file or support any motion, application, or adversary proceeding and (y) timely object to any motion, application, or adversary proceeding filed with the Bankruptcy Court or any other court of competent jurisdiction by any Person seeking the entry of an order (i) directing the appointment of a trustee with authority to operate the Company’s business in the Chapter 11 Cases, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases or (iv) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions.

(ix) seek entry of the DIP Orders and, if necessary, timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any person or entity with respect to entry of the DIP Orders or with respect to any adequate protection proposed to be granted or granted to the Consenting First Lien Lenders pursuant to the DIP Orders;

(x) timely (A) file a motion to extend the period for the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, and (B) file a formal written objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization;

(xi) subject to appropriate confidentiality arrangements, provide to the Consenting First Lien Lenders’ professionals, upon reasonable advance notice to the Company Parties: (A) reasonable access (without any material disruption to the conduct of the Company Parties; business) during normal business hours to the Company Parties’ books, records, and facilities; (B) reasonable access to the respective management and advisors of the Company Parties for the purposes of evaluating the Company Parties’ finances and operations and participating in the planning process with respect to the Restructuring Transactions; (C) prompt access to any information provided to any existing or prospective financing sources (including lenders under any debtor-in-possession and/or exit financing); and (D) prompt and reasonable responses to all reasonable diligence requests;

(xii) promptly pay all prepetition and postpetition reasonable and documented fees and expenses of (A) Davis Polk, (B) Greenhill & Co., LLC (“Greenhill”), (C) Altman Vilandrie & Company and its sub-agents (“Altman Vilandrie”), (D) one firm acting as local counsel for the Ad Hoc First Lien Lender Group, if any, (E) Wiley Rein LLP, and (F) any other advisors retained by the Ad Hoc First Lien Lender Group, in each case of clauses (A)-(F), in accordance with the terms of their respective engagement letters with the Company, if any (collectively, the “Restructuring Expenses”); and unless otherwise agreed by the Company Parties and the applicable firm, the Company Parties shall (i) on the date that is at least one (1) business day prior to the Commencement Date, pay (x) all Restructuring Expenses accrued but unpaid as of such date (to the extent invoiced), whether or not such Restructuring Expenses are then due, outstanding, or otherwise payable in connection with this matter and (y) fund or replenish, as the case may be, any retainers reasonably requested by any of the foregoing professionals, in each case in accordance with the terms of their respective engagement letters with the Company Parties; (ii) after the Commencement Date, pay all accrued but unpaid Restructuring Expenses on a regular and continuing basis and (iii) on the Plan Effective Date, so long as this Agreement has not been terminated as to all Parties, pay all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date by Parties still subject to this Agreement (provided, for the avoidance of doubt, that such Restructuring Expenses have not been satisfied during the Chapter 11 Cases pursuant to the DIP Orders), without any requirement for Bankruptcy Court review or further Bankruptcy Court order; provided that, notwithstanding the foregoing, nothing herein shall affect or limit any obligations of the Company Parties to pay the Restructuring Expenses as provided in the DIP Orders;

(xiii) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediment;

(xiv) subject to applicable laws, use commercially reasonable efforts to, consistent with the pursuit and consummation of the Restructuring Transactions, preserve intact in all material respects the current business operations of the Company Parties (other than as consistent with applicable fiduciary duties), keep available the services of its current officers and material employees (in each case, other than as contemplated by the Company Parties’ current business plan provided to the Consenting First Lien Lenders, voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties) and preserve in all material respects its relationships with customers, sales representatives, suppliers, distributors, and others, in each case, having material business dealings with the Company Parties (other than terminations for cause or consistent with applicable fiduciary duties); and

(xv) provide prompt written notice (in accordance with Section 19 hereof) to the Consenting First Lien Lenders and Davis Polk between the date hereof and the Plan Effective Date of (A) the occurrence, or failure to occur, of any event of which any of the Company Parties has actual knowledge which occurrence or failure would be likely to cause any covenant of the Company Parties contained in this Agreement not to be satisfied in any material respect; (B) receipt of any written notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; (C) receipt of any notice or correspondence (whether written or oral) from any counterparty to a contract or license that is material to the operation of the business of the Company Parties; (D) receipt of any written notice from any governmental body in connection with this Agreement or the Restructuring Transactions; (E) receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Company Parties, threatened against the Company Parties, relating to or involving or otherwise affecting in any material respect the Restructuring Transactions; and (F) any failure of any Company Party to comply, in any material respect, with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; and

(xvi) use its commercially reasonable efforts to promptly obtain the FCC Approval, any and all required Governmental Approvals, any and all approvals of any foreign regulatory bodies, and any and all third-party approvals for the Restructuring Transactions embodied in the Definitive Documents, including the Plan, within the timeframes contemplated by this Agreement, as applicable.

(b) Automatic Stay. Each Company Party acknowledges, agrees, and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Company hereby waives, to the extent legally possible, the applicability of the automatic stay to the giving of such notice); provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

5.
Termination of Agreement.

(a) This Agreement shall terminate upon the receipt of written notice to the other Parties, delivered in accordance with Section 19 hereof, from, as applicable, (x) the Requisite First Lien Lenders at any time after and during the continuance of any Lender Termination Event or (y) Company Parties at any time after and during the continuance of any Company Termination Event, as applicable. Notwithstanding any provision to the contrary in this Section 5, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of a Lender Termination Event (as defined below) or Company Termination Event specified herein. This Agreement shall terminate on the Plan Effective Date without any further required action or notice.

(b) A “Lender Termination Event” shall mean any of the following:

(i) the breach by any Company Party of (a) any covenant contained in this Agreement or (b) any other obligations of the Company Parties set forth in this Agreement, and, in each case, such breach remains uncured for a period of five (5) business days after receipt of written notice thereof pursuant to Section 19 hereof (as applicable);

(ii) any representation or warranty in this Agreement made by a Company Party shall have been untrue in any material respect when made or shall have become untrue in any material respect;

(iii) the Definitive Documents and any amendments, modifications, or supplements thereto filed by the Company include terms that are inconsistent with the Term Sheet and are not otherwise reasonably acceptable to the Requisite First Lien Lenders, and such event remains unremedied for a period of three (3) business days following the Company Parties’ receipt of notice pursuant to Section 19 hereto (as applicable);

(iv) a Definitive Document alters the treatment of the First Lien Lenders specified in the Term Sheet without complying with Section 9 hereof and the Requisite First Lien Lenders have not otherwise consented to such Definitive Document;

(v) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order declaring this Agreement to be unenforceable, enjoining the consummation of a material portion of the Restructuring Transactions or rendering illegal this Agreement, the Plan or the Restructuring Transactions, and either (A) such ruling, judgment or order has been issued at the request of or with the acquiescence of a Company Party, or (B) in all other circumstances, such ruling, judgment or order has not been not stayed, reversed or vacated within fifteen (15) calendar days after such issuance;

(vi) the Support Effective Date shall not have occurred on or before the Commencement Date;

(vii) the Commencement Date shall not have occurred on or before the Outside Commencement Date;

(viii) if the Debtors fail to meet any milestone or deadline set forth in the Bidding Procedures;

(ix) if, as of 11:59 p.m. prevailing Eastern Time on the date that is one (1) calendar day from the Commencement Date, the Debtors have not filed the Bidding Procedures Motion;

(x) if, as of 11:59 p.m. prevailing Eastern Time on the date that is five (5) calendar days from the Commencement Date, the Interim DIP Order has not been entered by the Bankruptcy Court;

(xi) if, as of 11:59 p.m. prevailing Eastern Time on the date that is five (5) business days after the Commencement Date, the Company Parties have not completed the filing of the FCC Pro Forma Applications, and any material applications, petitions or other requests to be filed with any other Governmental Authority as a result of the commencement of the Chapter 11 Cases;

(xii) if, as of 11:59 p.m. prevailing Eastern Time on the date that is fourteen (14) calendar days from the Commencement Date, the Company Parties have not completed the filing of (x) the FCC Applications, (y) any material applications, petitions or other requests to be filed with any other Governmental Authority that are required to obtain the Governmental Approvals and (z) any other material applications, petitions or other requests to be filed with any foreign regulatory agencies in order to obtain their approvals or otherwise that are necessary to effectuate the Restructuring Transactions;

(xiii) if, as of 11:59 p.m. prevailing Eastern Time on the date that is twenty-one (21) calendar days from the Commencement Date, the Debtors have not filed the Disclosure Statement Motion, the Disclosure Statement, and the Plan;

(xiv) if, as of 11:59 p.m. prevailing Eastern Time on the date that is twenty-one (21) calendar days following the filing of the Bidding Procedures Motion, the Bidding Procedures Order has not been entered by the Bankruptcy Court;

(xv) if, as of 11:59 p.m. prevailing Eastern Time on the date that is thirty (30) calendar days from the Commencement Date, the Debtors have not commenced solicitation of non-binding indications of interest (“Exit Financing IOIs”) to provide the New Exit Loans in a manner reasonably satisfactory to Greenhill;

(xvi) if, as of 11:59 p.m. prevailing Eastern Time on the date that is thirty-five (35) calendar days from the Commencement Date, the Final DIP Order has not been entered by the Bankruptcy Court;

(xvii) if, as of 11:59 p.m. prevailing Eastern Time on the date that is sixty (60) calendar days from the Commencement Date, the Bankruptcy Court has not entered the Disclosure Statement Order;

(xviii) if, as of 11:59 p.m. prevailing Eastern Time on the date that is fifty (50) calendar days from the Commencement Date, the deadline set by the Debtors to receive Exit Financing IOIs shall not have passed;

(xix) if, as of 11:59 p.m. prevailing Eastern Time on the date that is ninety five (95) calendar days from the Commencement Date, the Debtors have not received at least one, irrevocable and binding commitment letter for the New Exit Credit Agreement acceptable to the Requisite First Lien Lenders;

(xx) if, as of 11:59 p.m. prevailing Eastern Time on the date that is one-hundred and twenty (120) calendar days from the Commencement Date, the Bankruptcy Court has not entered the Confirmation Order;

(xxi) if, as of the earlier of 11:59 p.m. prevailing Eastern Time on the date that is twenty (20) calendar days following entry of the Confirmation Order, the Plan Effective Date has not occurred; provided, that this date shall be extended to thirty-five (35) calendar days following entry of the Confirmation Order if all other conditions to the Plan have been satisfied or waived in accordance with the terms thereof other than a condition that the Debtors shall have obtained FCC Approval, any and all other required Governmental Approvals, any and all approvals of any foreign regulatory bodies;

(xxii) the Bankruptcy Court enters an order that is not stayed (A) directing the appointment of a trustee with authority to operate the Company’s business in the Chapter 11 Cases, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) denying confirmation of the Plan, the effect of which would render the Plan incapable of consummation on the terms set forth herein or (E) granting relief that is inconsistent with, or denies relief sought that is contemplated by this Agreement or the Plan in any materially adverse respect to the Consenting First Lien Lenders, in each case;

(xxiii) the Confirmation Order is reversed or vacated;

(xxiv) if either (A) any Company Party (or any person or entity on behalf of any Company Party or its bankruptcy estate with proper standing) files a motion, application or adversary proceeding (or supports or fails to timely object to such a filing) (1) challenging the validity, enforceability, perfection or priority of, or seeking invalidation, avoidance, disallowance, recharacterization or subordination of any of the obligations or Claims under the Credit Agreement or (2) asserting any other cause of action against and/or with respect or relating to all or any portion of the First Lien Loans or the liens securing the First Lien Loans or (B) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of the First Lien Lenders with respect to any of the foregoing causes of action or proceedings, including, but not limited to, invalidating, avoiding, disallowing, recharacterizing, subordinating, or limiting the enforceability of any of the obligations or Claims arising under or related to the Credit Agreement;

(xxv) any Company Party files or seeks approval of, or supports (or fails to timely object to) another party in filing or seeking approval of an Alternative Transaction;

(xxvi) the commencement of an involuntary bankruptcy case against any Company Party under the Bankruptcy Code, if such involuntary case is not dismissed within forty-five (45) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(xxvii) if any Company Party (A) withdraws the Plan, (B) publicly announces its intention not to support the Restructuring Transactions or the Plan, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document) or publicly announces its intent to pursue an Alternative Transaction;

(xxviii) the Bankruptcy Court enters an order modifying or terminating the Company Parties’ exclusive right to file and solicit acceptances of a plan of reorganization (including the Plan);

(xxix)  a Default or Event of Default (as each us defined in the DIP Credit Agreement) under the DIP Credit Agreement has occurred and is continuing; or

(xxx) the occurrence of a Company Termination Event described in Section 5(c)(ii) of this Agreement.

(c) A “Company Termination Event” shall mean any of the following:

(i) the breach in any material respect by one or more of the Consenting First Lien Lenders, of any of the undertakings, representations, warranties, or covenants of the Consenting First Lien Lenders set forth herein in any material respect that remains uncured for a period of five (5) business days after the receipt of written notice of such breach pursuant to Section 19 hereof (as applicable); but only if the non-breaching Consenting First Lien Lenders hold less than 66⅔% of the aggregate principal amount of all First Lien Loans;

(ii) the board of directors, members, or managers (as applicable) of any Company Party reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement or pursuit of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable law; provided, that the Company Parties shall provide notice of such determination to Davis Polk via email within one (1) business day after the date thereof; or

(iii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order declaring this Agreement unenforceable, enjoining the consummation of a material portion of the Restructuring Transactions or rendering illegal this Agreement, the Plan or the Restructuring Transactions, and such ruling, judgment or order has not been not stayed, reversed or vacated within fifteen (15) calendar days after such issuance.

(d) Mutual Termination. This Agreement may be terminated by mutual agreement of the Company and the Requisite First Lien Lenders upon the receipt of written notice delivered in accordance with Section 19 hereof.

(e) Automatic Termination. This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of the Plan Effective Date.

(f) Effect of Termination. Upon the termination of this Agreement in accordance with this Section 5 (other than pursuant to Section 5(e)) if the Restructuring Transactions have not been consummated, and except as provided in Section 13 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law, the Credit Agreement and any ancillary documents or agreements thereto; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; provided, further, however, that in no event shall any such termination affect the obligation of any Company Party to pay within five (5) business days of such termination date all fees and expenses contemplated by Section 4(a)(xii) of this Agreement actually incurred prior to such termination. Upon any such termination of this Agreement as to a Consenting First Lien Lender, each vote or any consents given by such Consenting First Lien Lender prior to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement, in each case, without further confirmation or other action by such Consenting First Lien Lender. If this Agreement has been terminated as to any Consenting First Lien Lender in accordance with this Section 5 (other than pursuant to Section 5(e) at a time when permission of the Bankruptcy Court shall be required for a Consenting First Lien Lender to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company Parties shall support and not oppose any attempt by such Consenting First Lien Lender to change or withdraw (or cause to change or withdraw) such vote at such time. Such Consenting First Lien Lender shall have no liability to the Company Parties or to any other Consenting First Lien Lender in respect of any termination of this Agreement in accordance with the terms of this Section 5 and Section 19 hereof.

(g) If the Restructuring Transactions has not been consummated prior to the date of termination of this Agreement, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

6.
Definitive Documents; Good Faith Cooperation; Further Assurances

Subject to the terms and conditions described herein, during the Individual Support Period as to each Consenting First Lien Lender and during the RSA Support Period as to the Company Parties, each Consenting First Lien Lender, severally and not jointly, and each Company Party, severally and jointly, hereby covenant and agree to reasonably cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, implementation, and consummation of the Plan and the Restructuring Transactions, as well as the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents. Furthermore, subject to the terms and conditions hereof, each Consenting First Lien Lender, severally and not jointly, and each Company Party, severally and jointly, shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including making and filing of any required regulatory filings and voting any claims against or securities of the Company Parties in favor of the Restructuring Transactions, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided that no Consenting First Lien Lender shall be required to incur any material cost, expense, or liability in connection therewith.

7.
Representations and Warranties.

(a) Each Consenting First Lien Lender, severally and not jointly and each Company Party, severally and jointly, represent and warrant to the other Parties that the following statements are true, correct and complete as of the date hereof (or, with respect to a Consenting First Lien Lender that becomes a party hereto after the date hereof, as of the date such Consenting First Lien Lender becomes a party hereto):

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery and performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party other than any default caused by the commencement of the Chapter 11 Cases or as contemplated by the Restructuring Transactions;

(iii) the execution, delivery and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required by the SEC, FCC, and/or state public utility commissions; and

(iv) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b) Each Consenting First Lien Lender severally (and not jointly), represents and warrants to the Company Parties that, as of the date hereof (or as of the date such Consenting First Lien Lender becomes a party hereto), such Consenting First Lien Lender (i) is the beneficial owner of, or investment advisor or manager of funds that are beneficial owners of, the aggregate principal amount of First Lien Loans set forth below its name on the signature page hereof (or below its name on the signature page of a Joinder Agreement for any Consenting First Lien Lender that becomes a party hereto after the date hereof) and does not beneficially own, or manager or advisor funds that own, any other First Lien Loans and (ii) has, with respect to the beneficial owners of such First Lien Loans, (A) sole investment or voting discretion with respect to such First Lien Loans, (B) full power and authority to vote on and consent to matters concerning such First Lien Loans or to exchange, assign and transfer such First Lien Loans, and (C) full power and authority to bind or act on the behalf of, such beneficial owners.

(c) Each Consenting First Lien Lender severally and not jointly makes the representations and warranties set forth in this Section 7, in each case, to the other Parties.

8.
Disclosure; Publicity.

(a) Subject to the provisions set forth in Section 8(b), Fusion shall disseminate publication on Form 8-K or a press release disclosing the existence of this Agreement and the terms hereof with such redactions as may be reasonably requested by Davis Polk to maintain the confidentiality of the items identified in Section 8(b). In the event that Fusion fails to make the foregoing disclosures in compliance with the terms specified herein, any such Consenting First Lien Lender may publicly disclose the foregoing, including, without limitation, this Agreement and all of its exhibits and schedules (subject to the redactions called for by Section 8 hereof), and each of the Company Parties hereby waives any claims against the Consenting First Lien Lenders arising as a result of such disclosure by a Consenting First Lien Lender in compliance with this Agreement.

(b) The Company Parties shall submit drafts to Davis Polk of any press releases, public documents and any and all filings with the SEC that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement, or any other matter relating to the First Lien Loans, at least one (1) business day prior to making any such disclosure, and any such press releases, public documents, and other SEC filings shall be reasonably acceptable in all material respects to Davis Polk. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company Parties and any Consenting First Lien Lender, no Party or its advisors shall disclose to any person (including, for the avoidance of doubt, any other Consenting First Lien Lender), other than advisors to the Company Parties, the principal amount of the First Lien Loans held by the Consenting First Lien Lender or the Consenting First Lien Lender’s DIP Backstop Commitment or DIP Commitment, without such Consenting First Lien Lender’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall, to the extent permitted by law, afford the relevant Consenting First Lien Lender a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting First Lien Lender) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate outstanding principal amount of the First Lien Loans held by all the Consenting First Lien Lenders collectively.

9.
Amendments and Waivers.

This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended or supplemented except with the written consent of the Company Parties and the Requisite First Lien Lenders; provided, however, that any waiver, modification, amendment or supplement to this Section 9 shall require the written consent of all of the Parties; provided, further, that any modification, amendment or change to the definition of Requisite First Lien Lenders shall require the written consent of each Consenting First Lien Lender; provided, further, that any change, waiver, modification or amendment to this Agreement or the Term Sheet that treats or affects any Consenting First Lien Lender in a manner that is disproportionately and materially adverse, on an economic or non-economic basis, to the manner in which any of the other Consenting First Lien Lenders are treated (after taking into account each of the Consenting First Lien Lender’s respective Claims and the recoveries contemplated by the Term Sheet (as in effect on the date hereof)) shall require the written consent of such Consenting First Lien Lender. In the event that an adversely affected Consenting First Lien Lender does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Consenting First Lien Lender (such lender, a “Non-Consenting First Lien Lender”), but such waiver, change, modification or amendment receives the consent of Consenting First Lien Lenders owning at least 66 2/3% of the aggregate outstanding principal amount of the First Lien Loans, this Agreement shall be deemed to have been terminated only as to such Non-Consenting First Lien Lender, but this Agreement shall continue in full force and effect in respect to all other Consenting First Lien Lenders who have so consented, in a way consistent with this Agreement and the Term Sheet as waived, changed, modified, or amended, as applicable. Any waiver, change, modification or amendment to this Agreement and the Term Sheet that adversely affects the right of the DIP Backstop Parties or the DIP Commitment Parties as a class in their capacity as such shall require the consent of the Requisite DIP Commitment Parties, as applicable.

10.
Effectiveness.

This Agreement shall become effective and binding upon each Party upon the execution and delivery by such Party of an executed signature page hereto and shall become effective and binding on all Parties on the Support Effective Date; provided that signature pages executed by Consenting First Lien Lenders shall be delivered to (a) the other Consenting First Lien Lenders in a redacted form that removes such Consenting First Lien Lenders’ holdings of the First Lien Loans or any other Claims against or interests in the Company Parties and any schedules to such Consenting First Lien Lenders’ holdings (if applicable) and (b) the Company Parties, Weil, and Davis Polk in an unredacted form (and to be kept confidential by the Company, Weil, and Davis Polk).

11.
Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflict of laws principles thereof.

(b) Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan in the State of New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above in the Borough of Manhattan in the State of New York, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court to the extent the Bankruptcy Court has jurisdiction over such proceedings.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.
Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

13.
Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13, and Sections 4(b), 5(f), 7, 8, 10 (with respect to the redacted information), 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14.
Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15.
Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers of the First Lien Loans or claims arising under the First Lien Loans other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

16.
No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties (and their respective successors, permitted assigns, heirs, executors, administrators and representatives) and no other Person shall be a third-party beneficiary hereof.

17.
Prior Negotiations; Entire Agreement.

This Agreement, including the exhibits and schedules hereto (including the Term Sheet) constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company Parties and each Consenting First Lien Lender shall continue in full force and effect.

18.
Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail in portable document format (pdf), which shall be deemed to be an original for the purposes of this paragraph.

19.
Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, by overnight courier or by registered or certified mail (return receipt requested) to the following addresses:

(1)
If to the Company Parties or Debtors, to:

Fusion Connect, Inc.
420 Lexington Avenue, Suite 1718
New York, NY 10170
Attn: James Prenetta, Jr., Executive Vice President and General Counsel
Email: jprenetta@fusionconnect.com
With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Gary T. Holtzer, Esq.
Email: gary.holtzer@weil.com
Attn: Sunny Singh, Esq.
Email: sunny.singh@weil.com
Attn: Gaby Smith, Esq.
Email: gaby.smith@weil.com

 (2)
If to a Consenting First Lien Lender, or a transferee thereof, to the addresses set forth below following the Consenting First Lien Lender’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Damian S. Schaible
Email: damian.schaible@davispolk.com
Attn: Adam L. Shpeen
Email: adam.shpeen@davispolk.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by electronic mail shall be effective upon transmission.

20.
Reservation of Rights; No Admission.

(a) Nothing contained herein shall: limit (A) the ability of any Party to consult with other Parties or (B) the rights of any Party under any applicable bankruptcy, insolvency, foreclosure, or similar proceeding, including the right to appear as a party in interest in any matter to be adjudicated in order to be heard concerning any matter arising in the Chapter 11 Cases, in each case, so long as such consultation or appearance is consistent with such Party’s obligations hereunder, or under the terms of the Plan.

(b) Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement and the Term Sheet are part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

21.
Relationship Among Consenting First Lien Lenders.

It is understood and agreed that no Consenting First Lien Lender has any duty of trust or confidence of any kind or form with any other Consenting First Lien Lender, and, except as expressly provided in this Agreement, there are no commitments among or between them. No prior history, pattern, or practice of sharing confidences among or between the Consenting First Lien Lender shall in any way affect or negate this understanding and agreement.

22.
No Solicitation; Representation by Counsel; Adequate Information.

(a) This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases by the Consenting First Lien Lenders or a solicitation to tender or exchange any of the First Lien Loans. The acceptances of the Consenting First Lien Lenders with respect to the Plan will not be solicited until such Consenting First Lien Lender has received the Disclosure Statement and related ballots and solicitation materials, each as approved or ratified by the Bankruptcy Court.

(b) Each Party acknowledges that it has had an opportunity to receive information from the Company Parties and that it has been, or is part of a group that has been, represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c) Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation or acceptance of a chapter 11 plan of reorganization or an offering of securities, each Consenting First Lien Lender acknowledges, agrees and represents to the other Parties that it (i) is an accredited investor (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), (ii) understands that the securities to be acquired by it (if any) pursuant to the Restructuring have not been registered under the Securities Act and that such securities are, to the extent not acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting First Lien Lender’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters that such Consenting First Lien Lender is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to Restructuring and understands and is able to bear any economic risks with such investment.

[Remainder of Page Intentionally Left Blank]

1
As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the voting rights and the disposition of, any Claims subject to this Agreement or the right to acquire such Claims.

2
As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against, or equity interests in, the Company (including First Lien Loans), or enter with customers into long and short positions in claims against the Company, in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, or debt or equity securities).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

On its own behalf and on behalf of its direct and indirect U.S. subsidiaries

FUSION CONNECT, INC.

By:	/s/ James P. Prenetta, Jr.
James P. Prenetta, Jr.
Executive Vice President and General Counsel

Signature Page to Restructuring Support Agreement

CONSENTING FIRST LIEN LENDER [LENDER]

By: [●]

Name: [●]

Title: [●]

Principal Amount of First Lien Loans: $
Notice Address:
[●]

Fax: [●]
Attention: [●]
Email: [●]

SCHEDULE 1

DIP Commitments and DIP Backstop Commitments

EXHIBIT A

Restructuring Term Sheet

FUSION CONNECT, INC.

RESTRUCTURING TERM SHEET

This term sheet (this “Term Sheet”)3 sets forth the principal terms of a restructuring of the Company Parties to be implemented pursuant to either a sale or investment transaction or a standalone reorganization, consistent with the terms set forth herein, pursuant to a Chapter 11 plan of reorganization (the “Plan”) for the Company Parties to be implemented in cases commenced by the Company Parties under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”), or such other transaction acceptable to the Company Parties and the Requisite First Lien Lenders, in their sole discretion (the “Restructuring”). As reflected in the Restructuring Support Agreement dated June 3, 2019, by and among the Company Parties and the Consenting First Lien Lenders (the “RSA”), to which this Term Sheet is attached as an exhibit, the Restructuring is supported by the Company Parties and the Consenting First Lien Lenders.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION OR LIQUIDATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, MAY ONLY BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF FCI AND THE REQUISITE FIRST LIEN LENDERS, EXCEPT AS REQUIRED BY LAW AND AS CONTEMPLATED BY THE RSA.

Company Parties Overview
Company Parties:
Fusion Connect, Inc. (f/k/a Fusion Telecommunications International, Inc.) (“FCI”); Fusion BCHI Acquisition LLC; Fusion Cloud Services, LLC (f/k/a Birch Communications LLC); Fusion CB Holdings, Inc. (f/k/a Cbeyond, Inc.); Fusion Communications, LLC (f/k/a Cbeyond Communications, LLC); Fusion Telecom LLC (f/k/a Birch Telecom LLC); Fusion Texas Holdings, Inc. (f/k/a Birch Texas Holdings, Inc.); Fusion Telecom of Kansas, LLC (f/k/a Birch Telecom of Kansas, LLC); Fusion Telecom of Oklahoma, LLC (f/k/a Birch Telecom of Oklahoma, LLC); Fusion PM Holdings, Inc. (f/k/a Primus Holdings, Inc.); Fusion Telecom of Missouri, LLC (f/k/a Birch Telecom of Missouri, LLC); Fusion Telecom of Texas Ltd., L.L.P. (f/k/a Birch Telecom of Texas Ltd., L.L.P.); Bircan Holdings, LLC; Fusion Management Services LLC (f/k/a Birch Management LLC); Fusion NBS Acquisition Corp.; Fusion LLC (f/k/a Network Billing Systems, LLC); Fusion MPHC Holding Corporation (f/k/a MegaPath Holding Corporation); Fusion MPHC Group, Inc. (f/k/a MegaPath Group, Inc.); and Fusion Cloud Company LLC (f/k/a Megapath Cloud Company LLC); each such entity a direct or indirect subsidiary of FCI (such entities, together with FCI, collectively referred to as the “Debtors” or the “Company Parties”).

Claims and Interests to be Restructured:
Super Senior Claims: Consisting of $20,000,000 in aggregate outstanding principal amount of loans issued under that certain Super Senior Secured Credit Agreement, dated as of May 9, 2019 (as amended, restated, modified or supplemented from time to time, the “Prepetition Super Senior Credit Agreement,” and the loans outstanding thereunder, the “Prepetition Super Senior Term Loans”), by and among FCI, as borrower, certain subsidiaries of FCI, as guarantor subsidiaries, Wilmington Trust, National Association (“Wilmington Trust”), as administrative agent and collateral agent, and the lenders party thereto (the “Prepetition Super Senior Lenders”), plus interest, fees, expenses and other amounts arising under the Prepetition Super Senior Credit Agreement (together with all other Claims arising under or in connection with the Prepetition Super Senior Credit Agreement and related documents, the “Super Senior Claims”);
First Lien Claims: Consisting of (i) $534,187,500 in aggregate outstanding principal amount of term loans, (ii) $39,000,000 in aggregate outstanding principal amount of revolving loans, and (iii) $512,047 in aggregate outstanding face amount of letters of credit, in each case issued under that certain First Lien Credit and Guaranty Agreement, dated as of May 4, 2018, by and among FCI, as borrower, certain subsidiaries of FCI, as guarantor subsidiaries, Wilmington Trust, as administrative agent and collateral agent, and the lenders party thereto (the “Prepetition First Lien Lenders”) (as amended, restated, modified or supplemented from time to time, the “Prepetition First Lien Credit Agreement”), plus interest, fees, expenses and other amounts arising under the Prepetition First Lien Credit Agreement (together with all other Claims arising under or in connection with the Prepetition First Lien Credit Agreement and related documents, the “First Lien Claims”);
Second Lien Claims: Consisting of $85,000,000 in aggregate outstanding principal amount of term loans issued under that certain senior secured second lien term loan facility pursuant to that certain Second Lien Credit and Guaranty Agreement, dated as of May 4, 2018 (as may be amended, restated, modified or supplemented from time to time, the “Prepetition Second Lien Credit Agreement”), by and among FCI, as borrower, certain subsidiaries of FCI, as guarantor subsidiaries, Wilmington Trust or its successor, as administrative agent and collateral agent and the lenders party thereto (the “Prepetition Second Lien Term Lenders”), plus interest, fees, expenses and other amounts arising under the Prepetition Second Lien Credit Agreement (together with all other Claims arising under or in connection with the Prepetition Second Lien Credit Agreement and related documents, the “Second Lien Claims”);
Subordinated Notes Claims: Consisting of (a) $3,300,000 in aggregate outstanding principal amount of subordinated notes in favor of Holcombe T. Green, Jr., R. Kirby Godsey and the Holcombe T. Green, Jr. 2013 Five-Year Annuity Trust, as evidenced by the Amended and Restated Subordinated Notes, each dated as of May 4, 2018 (collectively, as may be amended, restated, modified or supplemented from time to time, the “Bircan Notes”), plus interest, fees, expenses and other amounts arising under the Bircan Notes, and (b) $10,000,000 in aggregate outstanding principal amount of a subordinated note in favor of Holcombe T. Green, Jr., as evidenced by a subordinated promissory note dated as of May 4, 2018 (as may be amended, restated, modified or supplemented from time to time, the “Green Subordinated Note”), plus interest, fees, expenses and other amounts arising under the Green Subordinated Note (together with all other Claims arising under or in connection with the Bircan Notes and the Green Subordinated Note and related documents, the “Subordinated Notes Claims”);
General Unsecured Claims: Consisting of any Claim against the Debtors (other than any Intercompany Claims) as of the date of commencement of the Chapter 11 Cases that is neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court (the “General Unsecured Claims”). The General Unsecured Claims shall not include the First Lien Claims or the Second Lien Claims (but shall include any unsecured deficiency claims), but shall include the Subordinated Notes Claims;
Interests: Consisting of any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Debtor, including all ordinary shares, common stock, preferred stock (including, without limitation, FCI’s Series D Cumulative Preferred Stock), membership interest, partnership interest or other instrument evidencing any fixed or contingent ownership interest in any Debtor, whether or not transferable, including any restricted share, option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, that existed immediately before the Plan Effective Date (the “Interests”).

Transaction Overview
Implementation:
The Debtors will commence the Chapter 11 Cases and implement the Restructuring pursuant to either the Plan as provided in the RSA, or such other transaction acceptable to the Company and the ad hoc group of Consenting First Lien Lenders represented by Davis Polk & Wardwell LLP (“Davis Polk”) and Greenhill & Co. LLC (“Greenhill”) (the “Ad Hoc First Lien Lender Group”) in their sole discretion. Pursuant to the Plan, the Restructuring may be effectuated either (a) as a sale of, or investment in, the Company’s business to or by a third party (the “Sale Transaction”) or (b) a standalone reorganization on the terms set forth herein (the “Reorganization Transaction”).

Sale and Marketing Process:
Following the Commencement Date, the Debtors shall continue their sale and marketing process (the “Sale Process”) and solicit bids for a potential Sale Transaction in accordance with the milestones, Bidding Procedures and other terms set forth in the RSA and in a manner reasonably acceptable to the Requisite First Lien Lenders. The Sale Process may be terminated at any time by the Debtors with the prior written consent of the Requisite First Lien Lenders.
Davis Polk and Greenhill shall have the right to review all information, diligence, and materials provided by the Debtors or their advisors to any bidder or prospective bidder in connection with Sale Process and to consult with the Debtors or their advisors with respect to the Sale Process. As set forth in the Bidding Procedures, the Debtors shall provide to Davis Polk and Greenhill all term sheets, letters, proposals, offers, bids and other materials, whether non-binding or not, that are received by the Debtors or their advisors in connection with the Sale Process within one (1) day of receipt by the Debtors or their advisors, as applicable.
The Debtors shall solicit bids for any form of sale, investment, acquisition or similar transaction. The Sale Process shall provide that the Debtors may solicit bids to sell certain assets, including, without limitation, the equity interests in or assets of the Company’s Canadian subsidiaries, independently of other assets pursuant to a separate sales and marketing process.
The Debtors shall not consummate the Sale Transaction on the Plan Effective Date unless either (a) in the judgment of the Debtors and the Requisite First Lien Lenders, the successful bid or bids (i) provides sufficient cash consideration (the “Cash Consideration Amount”) to satisfy (1) DIP Claims (and any Super Senior Claims that do not become DIP Claims), (2) Administrative, Priority Tax and Other Priority Claims, (3) Other Secured Claims, (4) the First Lien Claims, and (5) the expected costs associated with the wind-down of the Debtors’ estates in accordance with a wind-down budget acceptable to the Requisite First Lien Lenders, and (ii) includes other terms and conditions that the Debtors and the Requisite First Lien Lenders may reasonably require, or (b) the successful bid or bids provides cash consideration that is less than the Cash Consideration Amount (but greater than or equal to the aggregate amount of the DIP Claims, Administrative, Priority Tax and Other Priority Claims, and Other Secured Claims and the expected costs associated with the wind-down of the Debtors’ estates as described above), but is otherwise acceptable to the Requisite First Lien Lenders and the Debtors.

Reorganization Transaction:
In the event that the Reorganization Transaction is consummated, on the Plan Effective Date, pursuant to and in accordance with the Plan, the Reorganized Debtors shall (a) issue the New Equity Interests (as defined below), (b) enter into the New Exit Facility Credit Agreement (as defined below), (c) enter into the New First Lien Credit Agreement (as defined below), (d) execute any new organizational documents as necessary, (e) own and have vested in it all of the Debtors’ assets, (f) distribute any cash or other proceeds from the sale of the Debtors’ Canadian business (the “Canadian Sale Proceeds”), if any, and (g) consummate any other transactions necessary or appropriate in connection with the foregoing.

Exit Facility:
In the event that the Reorganization Transaction is consummated, on the Plan Effective Date, the Reorganized Debtors shall enter into a new credit agreement (the “New Exit Credit Agreement”) in respect of new revolving and/or term loans (collectively, the “New Exit Loans”) in an aggregate principal amount of up to $125 million, on terms satisfactory to the Requisite First Lien Lenders. The Debtors shall conduct a process to obtain the New Exit Loans that is in accordance with the milestones set forth in the RSA and otherwise satisfactory to the Requisite First Lien Lenders. The Debtors shall consult with Greenhill regarding the status of such process upon request.
The proceeds from the New Exit Loans will be used by the Debtors to (1) provide liquidity for working capital and general corporate purposes; (2) pay all reasonable and documented restructuring expenses; (3) repay the DIP Claims in full in cash; and (4) pay all other payments required to be made pursuant to the Plan. The liens securing the New Exit Loans shall be senior in priority to the liens securing the New First Lien Term Loan.

New First Lien Facility:
In the event that the Reorganization Transaction is consummated, on the Plan Effective Date, the Reorganized Debtors shall enter into a new credit agreement (the “New First Lien Credit Agreement”) in respect of a new first lien term loan (the “New First Lien Term Loan”), on terms consistent with the New First Lien Term Sheet attached as Schedule 2 to this Term Sheet and otherwise satisfactory to the Requisite First Lien Lenders. The aggregate initial principal amount of the New First Lien Term Loan shall be equal to (i) the total outstanding debt of the Reorganized Debtors upon the Plan Effective Date in the amount of $400 million less (ii) the amount of the New Exit Loans (the “New First Lien Term Loan Amount”). The New First Lien Term Loan Amount shall be subject to change, with the consent of the Debtors and the Requisite First Lien Lenders, in the event that the Debtors’ Canadian business is sold.

New Equity Interests:
In the event that the Reorganization Transaction is consummated, on the Plan Effective Date, FCI shall issue new equity interests (the “New Equity Interests”) to the holders of First Lien Claims (in each case, subject to dilution from the Management Incentive Plan).
The issuance and distribution of New Equity Interests shall be exempt from registration under the Securities Act of 1933 or applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code and any other applicable exemptions.

Charter; Bylaws:
If applicable, the charters, bylaws, limited liability company agreements and other organizational documents of each Reorganized Debtor’s corporate entity will be amended or amended and restated by the Reorganized Debtors with the consent of the Requisite First Lien Lenders consistent with section 1123(a)(6) of the Bankruptcy Code.

Reorganized FCI Board:
In the event that the Reorganization Transaction is consummated, the Board of Directors of Reorganized FCI (the “Reorganized FCI Board”) will consist of seven directors: (i) the Chief Executive Officer of Reorganized FCI and (ii) six directors selected by the Ad Hoc First Lien Lender Group, at least one of which shall be independent.

Management Incentive Plan:
In the event that the Reorganization Transaction is consummated, the Reorganized FCI Board will be authorized to implement a management incentive plan (the “Management Incentive Plan”) that provides for the issuance of options and/or other equity-based compensation to the management and directors of Reorganized FCI. Up to 10% of the equity interests of Reorganized FCI, on a fully diluted basis, shall be reserved for issuance in connection with the Management Incentive Plan.
The participants in the Management Incentive Plan, the allocations and form of the options and other equity-based compensation to such participants (including the amount of allocations and the timing of the grant of the options and other equity-based compensation), and the terms and conditions of such options and other equity-based compensation (including time and performance based vesting, exercise prices, base values, hurdles, forfeiture, repurchase rights and transferability) shall be determined by the Reorganized FCI Board.

DIP Facility and Use of Cash Collateral:
Certain of the Prepetition First Lien Lenders that execute the RSA prior to the DIP Commitment Deadline (as defined in the RSA) (the “DIP Lenders”) shall provide the Debtors with a secured debtor-in-possession financing, the proceeds of which shall be used for, among other things, general corporate purposes during the pendency of the Chapter 11 Cases on the terms and conditions set forth in the DIP term sheet attached as Schedule 1 to this Term Sheet (the “DIP Facility”). The Super Senior Claims shall roll up into loans under the DIP Facility upon entry of the Final DIP Order.
The Debtors will seek authority promptly upon commencement of the Chapter 11 Cases to use cash collateral of the the Prepetition Super Senior Lenders, the Prepetition First Lien Lenders and the Prepetition Second Lien Lenders to fund the administration of the Chapter 11 Cases. In connection with the Debtors’ use of cash collateral and DIP Facility, subject to Bankruptcy Court approval, the Company will agree to provide “adequate protection” (as such term is defined in sections 361 and 363 of the Bankruptcy Code) to the Prepetition Super Senior Lenders, the Prepetition First Lien Lenders and the Prepetition Second Lien Lenders as set forth in the debtor-in-possession financing agreement (the “DIP Credit Agreement”).

Classification and Treatment of Claims and Interests Under the Plan
DIP Claims
The Claims arising under the DIP Credit Agreement (the “DIP Claims”) shall be allowed.
In full satisfaction of each DIP Claim (including each DIP Claim arising from the roll up of the Super Senior Term Claims), each holder thereof shall receive payment in full in cash.

Administrative, Priority Tax, and Other Priority Claims
On or as soon as practicable after the Plan Effective Date, each holder of an administrative, priority tax or other priority claim will be paid in full in Cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Other Secured Claims Unimpaired; Deemed to Accept
On the Plan Effective Date, to the extent any other secured claims exist (exclusive of the First Lien Claims and the Second Lien Claims, the “Other Secured Claims”), all such Other Secured Claims allowed as of the Plan Effective Date will be satisfied by either (a) payment in full in Cash or (b) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

First Lien Claims Impaired; Entitled to Vote
The First Lien Claims shall be allowed.

a. If the Debtors consummate the Sale Transaction, on the Plan Effective Date, each holder of a First Lien Claim will receive its pro rata share of the proceeds of the Sale Transaction in an amount or of a value equal to the lesser of (x) all First Lien Claims (including, without limitation, post-petition interest thereon, fees, expenses and other amounts, which in each case shall constitute First Lien Claims) and (y) the proceeds of the Sale Transaction after the amount paid to satisfy all DIP Claims, all Administrative, Priority Tax and Other Priority Claims, and such other Claims and estate costs as determined by the Requisite First Lien Lenders.

b. If the Debtors consummate the Reorganization Transaction, on the Plan Effective Date, each holder of an First Lien Claim will receive its pro rata share of:

i. 100% of the New Equity Interests, subject to dilution by the Management Incentive Plan, less any New Equity Interests distributable to other classes of Claims in order for the Bankruptcy Court to determine that the Plan satisfies the best interests test;

ii. The New First Lien Term Loans; and

iii. The Canadian Sale Proceeds, if any.

Second Lien Claims Impaired; Deemed to Reject
The Second Lien Claims shall be allowed.

a. If the Debtors consummate the Sale Transaction, on the Plan Effective Date, each holder of a Second Lien Claim will receive, if anything, its pro rata share of the proceeds of the Sale Transaction in an amount or of a value equal to the lesser of (x) all Second Lien Claims and (y) any positive amount remaining from the proceeds of the Sale Transaction after the amount paid to satisfy all First Lien Claims, all DIP Claims, all Administrative, Priority Tax and Other Priority Claims, and such other Claims and estate costs as determined by the Requisite First Lien Lenders. If all First Lien Claims are not satisfied in full, each holder of a Second Lien Claim will not receive or retain any property or interest in property on account of such Claim.

b. If the Debtors consummate the Reorganization Transaction, on the Plan Effective Date, each holder of an Second Lien Claim will either (i) not receive or retain any property or interest in property on account of such Claim or (ii) receive its pro rata share of the percentage of the New Equity Interests determined by the Bankruptcy Court to satisfy the best interests test.

General Unsecured Claims Impaired; Deemed to Reject
On the Plan Effective Date, each holder of an allowed General Unsecured Claim will either (i) not receive or retain any property or interest in property on account of such Claim or (ii) receive its pro rata share of the percentage of the New Equity Interests determined by the Bankruptcy Court to satisfy the best interests test; provided, however, that if the Debtors consummate the Sale Transaction, each holder of an allowed General Unsecured Claim will receive, if anything, its pro rata share of the proceeds of the Sale Transaction in an amount or of a value equal to the lesser of (x) all allowed General Unsecured Claims and (y) any positive amount remaining from the proceeds of the Sale Transaction after the amount paid to satisfy all First Lien Claims, all Second Lien Claims, all DIP Claims, all Administrative, Priority Tax and Other Priority Claims, and such other Claims and estate costs as determined by the Requisite First Lien Lenders.

Intercompany Claims Unimpaired; Deemed to Accept
On the Plan Effective Date, in the case of either the Sale Transaction or the Reorganization Transaction, all Intercompany Claims will be adjusted, reinstated or discharged as determined by the Debtors and the Requisite First Lien Lenders, but not paid in cash.

FCI’s Interests Impaired; Deemed to Reject	On the Plan Effective Date, Interests in FCI will be cancelled and discharged and the holders thereof will not receive or retain any property or interest in property on account of such Interests.
General Provisions
Executory Contracts and Unexpired Leases:
The Debtors reserve the right, with the consent of the Requisite First Lien Lenders, to reject certain executory contracts and unexpired leases. All executory contracts and unexpired leases not expressly rejected will be deemed assumed pursuant to the Plan.

Cancellation of Loans, Interests, Instruments, Certificates and Other Documents:
Except as provided herein, on the Plan Effective Date, pursuant to and in accordance with the Plan, all notes, instruments, certificates evidencing debt of, or equity interests in, the Company, including, without limitation, the DIP Credit Agreement, the Prepetition Super Senior Credit Agreement, the Prepetition First Lien Credit Agreement, the Prepetition Second Lien Credit Agreement, the Bircan Notes and the Green Subordinated Note and each of their related debt documents, will be cancelled, and obligations of the Company thereunder will be discharged. In addition, on the Plan Effective Date, pursuant to and in accordance with the Plan, any registration rights agreements, stockholder agreements, or similar agreements with respect to Interests in FCI will also be cancelled and any obligations of the Company thereunder will be discharged.

Vesting of Assets:
On the Plan Effective Date, and if applicable, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets of the Debtors’ Estates will vest in the Reorganized Debtors or liquidating trust, as applicable, free and clear of all claims, liens, encumbrances, charges and other interests, except as otherwise provided in the Plan.

Compromise and Settlement:
The Plan will contain customary provisions acceptable to the Requisite First Lien Lenders for the compromise and settlement of claims stating that, notwithstanding anything in the Plan to the contrary, the allowance, classification and treatment of allowed claims and equity interests and their respective distributions take into account and conform to the relative priority and rights of such claims and interests in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise.

Releases, Exculpation, Discharge and Injunction:	The Plan will contain release, exculpation, discharge and injunction provisions to be agreed to by the Company and the Ad Hoc First Lien Lender Group.
Definitive Documents:	This Term Sheet is indicative, and any final agreement will be subject to the Definitive Documents.
Tax Structure:
To the extent practicable, the Restructuring contemplated by this Term Sheet will be structured so as to obtain the most beneficial structure for the Reorganized Debtors or liquidating trust, as applicable, which structure shall be acceptable to the Requisite First Lien Lenders.

Avoidance Actions:
Except as otherwise set forth in the Plan, the Reorganized Debtors or liquidating trust, as applicable, will retain all rights to commence and pursue any causes of action that are expressly preserved and not released under the Plan, it being understood that the Reorganized Debtors or liquidating trust, as applicable, will not retain any claims or causes of action against the released parties, subject to the carve-out for any act or omission of a released party that is a criminal act or constitutes fraud, gross negligence or willful misconduct.

Retention of Jurisdiction:
The Plan will provide for a retention of jurisdiction by the Bankruptcy Court for, among other things, (a) resolution of claims, (b) allowance of compensation and expenses for pre-Plan Effective Date services, (c) resolution of motions, adversary proceedings or other contested matters, and (d) entering such orders as necessary to implement or consummate the Plan and any related documents or agreements.

Resolution of Disputed Claims:
The Plan will provide procedures for the resolution of disputed Claims, including the ability (but not requirement) to establish a claims bar date pursuant to an order of the Bankruptcy Court. Once resolved, the claimants will receive distributions, if any, in accordance with the provisions of the Plan and the classification of their allowed Claim.

3
Capitalized terms used but not defined herein have the meanings assigned to them in the RSA (as defined below). To the extent of any conflict between this Term Sheet and the RSA, this Term Sheet will govern and control.

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ARTICLE I
SCHEDULE 1

DIP TERM SHEET

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ARTICLE II
SCHEDULE 2

NEW FIRST LIEN TERM SHEET

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ARTICLE III
SCHEDULE 3

ARTICLE IV
BIDDING PROCEDURES

Signature Page to Joinder Agreement

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR CONSENTING FIRST LIEN LENDERS

This Joinder Agreement to the Restructuring Support Agreement, dated as of June 3, 2019, by and among Fusion Connect, Inc. and its direct and indirect domestic subsidiaries (collectively, the “Company”), and certain holders of the Company’s First Lien Loans (together with their respective successors and permitted assigns, the “Consenting First Lien Lenders” and each, a “Consenting First Lien Lender”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”) is executed and delivered by [●] (the “Joining Party”) as of [●], 2019. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I. The Joining Party shall hereafter be deemed to be a “Consenting First Lien Lender” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2. Representations and Warranties. With respect to the aggregate principal amount of First Lien Loans set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting First Lien Lenders set forth in Section 7 of the Agreement to each other Party to the Agreement.

3. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

DIP Commitment Election:

□ By checking this box, the Joining Party hereby represents and warrants that as of June 3, 2019 it held First Lien Loans in the amount set forth below, and hereby commits to provide a share of the DIP Facility equal in percentage to the DIP Commitment (as defined below), and otherwise on the terms and conditions in the DIP Facility Term Sheet and/or the DIP Credit Agreement, as applicable.

(A) Principal Amount of First Lien Loans:	$
(B) Principal Amount of First Lien Loans set forth in (A) above divided by $[573,699,547], expressed as a percentage:
(C) Percentage of the DIP Facility the Joining Party hereby agrees to commit to, which shall not be greater than the percentage set forth in (B) above (“DIP Commitment”):

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

CONSENTING FIRST LIEN LENDER
By: Name: Title:

Notice Address:

Fax:
Attention:
Email:

Acknowledged:

FUSION CONNECT, INC.on its own behalf and on behalf of its direct and indirect domestic subsidiaries
By: Name: James P. Prenetta, Jr.Title: Executive Vice President and General Counsel